Sterion Incorporated Reports Second Quarter 2004 Results and

Earnings Outlook

MINNEAPOLIS, May 12, 2004/PRNewswire-FirstCall/--Sterion Incorporated (Nasdaq: STEN), a Minneapolis-based medical products and emergency services company today reported results for the second fiscal quarter ended March 31, 2004.  Sales for the second quarter ended, March 31, 2004 were $2,520,191 a 2.16% increase over the $2,467,885 in sales reported for the second quarter ended March 31, 2003.

Net income for the second quarter ended March 31 2004, was $1,406 or $ 0.00 per diluted share, compared to net income of $29,137 in the year earlier, or $.02 per diluted share.  Second quarter operating income decreased to a profit of $49,086 compared to a profit of $79,340 for the second quarter of last year.  The company’s gross margin percentage declined over the first quarter of last year to 43.96% from 44.17%. The decline in gross margin is principally the result of increased private-label business and the transition to contract manufacturing margin for the sterilization container system business. The overall increase in operating income is principally the result of the company’s continuing efforts to reduce operating expenses.

Second quarter results include the company’s recently-formed LifeSafe Services, Inc. subsidiary.  LifeSafe acquired certain assets and liabilities of SOS International effective November 26, 2003.  During the second quarter, LifeSafe billed customers $584,275 for service contract fees.  The majority of this amount, $359,385 was recorded as deferred revenue and will be recognized as revenue over the contract service periods, generally from 3 to 12 months.  Given the deferral nature of service fees, it is expected that both realized and deferred revenue will increase in future periods.  As the deferred revenue amounts are included in the results for future periods, overall results will be impacted favorably.

Commenting on the second-quarter results, Kenneth Brimmer, company Chairman and CEO, noted, “Although we continued to see only modest growth in revenue for the quarter, we made important progress in several areas.  Our private-label business continued to grow and we added an additional important private-label relationship in the quarter. We are confident that ongoing cost-reduction efforts will improve the bottom-line results in for the remainder of the year.  Finally, our LifeSafe business is performing as expected and we look forward to an increased contribution to profitability from this business in future periods.”

Sterion also announced that based upon preliminary estimates for the fiscal year ending September 30, 2005, it anticipates that total revenue will exceed $11 million and that earnings per share will be in the range of $.35 to $.40 per share. Earnings estimates are based on a combination of current sales revenue trends, including a growing contribution from LifeSafe Services, ongoing margin improvement from production automation investments and new product development.  Current estimates for the fiscal year ending September 30, 2004 show total revenue of approximately $9.9 million with earnings per share in the range of $.08 to $.10 per share.

Sterion Incorporated, headquartered in Minnesota, develops, manufactures, assembles and markets single-use medical products and through its LifeSafe Services subsidiary provides emergency oxygen and related services to over 4000 customers.  The company's Surgidyne Division markets surgical wound drainage products offering innovative solutions to surgical wound care.  Sterion also provides contract manufacturing services to a major medical equipment corporation for its surgical instrument container sterilization system.

Sterion Incorporated common stock is traded on the Nasdaq SmallCap Market under the symbol STEN.  More information about Sterion is available at the Company's website: http://www.sterion.com

Except for historical information contained herein, the disclosures in this news release are forward-looking statements that could be affected by certain risks and uncertainties, and actual results may differ materially, depending on a variety of factors.  These risks are described in the Company's Annual Report on Form 10-KSB for the year ended September 30, 2003 and other filings.  Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions.

All forward-looking statements attributable to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this release.

Sterion Incorporated and subsidiaries

Condensed Consolidated Balance Sheet

	March 31, 2004	September 30, 2003
	(unaudited)	(audited)
CURRENT ASSETS
Cash and cash equivalents	$ 807,360	$1,762,819
Accounts receivable, net	1,775,484	996,629
Inventories, net	3,231,430	3,176,910
Other current assets	548,809	512,901
Total Current Assets	6,363,083	6,348,859
Property and equipment, net	3,709,951	1,568,847
Other Assets	1,669,384	515,895

Total Assets	$11,742,418	$8,433,601

LIABILITIES AND SHAREHOLDERS' EQUITY
Total Current Liabilities	3,567,525	1,150,670
Long-term obligations, less current maturities	1,936,395	1,236,933
Deferred income taxes	44,000	44,000
Shareholders' equity	6,194,498	6,001,998
Total liabilities and shareholders' equity	$11,742,418	$8,433,601

Sterion Incorporated and subsidiaries

Condensed Consolidated Statements of Operations

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	March 31,		March 31,
	2004	2003	2004	2003

Sales, net	$2,520,191	$2,467,885	$4,903,953	$4,696,622

Cost of goods sold	1,412,388	1,377,717	2,950,408	2,479,948
Gross profit	1,107,803	1,090,168	1,953,545	2,216,674

Selling, general and administrative expenses	1,058,717	1,010,828	1,901,609	2,168,737
Income from operations	49,086	79,340	51,936	47,937

Other income (expense)
Interest expense	(49,299)	(34,245)	(82,209)	(69,001)
Other income	1,619	42	5,700	133
Total other income (expense)	(47,680)	(34,203)	(76,509)	(68,868)

Income (loss) before income taxes	1,406	45,137	(24,573)	(20,931)

Provision for (benefit from) income taxes	-	16,000	(9,000)	(7,000)
Net income (loss)	1,406	29,137	(15,573)	(13,931)

Net income (loss) per share:
Basic	$.00	$.02	$(.01)	$(.01)
Diluted	$.00	$.02	$(.01)	$(.01)
Weighted average common and common equivalent shares outstanding:
Basic	1,738,618	1,729,537	1,738,527	1,729,537
Diluted	1,879,806	1,786,849	1,738,527	1,729,537